Exhibit 99.1

EXCO Resources, Inc. Files Voluntary Petitions for Chapter 11 Reorganization to Facilitate Financial

Restructuring

Company to Explore Strategic Alternatives to Maximize Value

Operations to Continue as Usual During Restructuring Process

DALLAS—(BUSINESS WIRE)—EXCO Resources, Inc. (NYSE: XCO.BC) (OTC Pink: XCOO) (“EXCO” or the “Company”) today announced that in order to facilitate a restructuring of its balance sheet, the Company and certain of its subsidiaries have filed voluntary petitions for a court-supervised reorganization under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas (“the Court”). EXCO intends to operate in the ordinary course of business during the restructuring process.

EXCO continues to engage in constructive discussions with its creditor constituencies regarding the terms of a financial restructuring plan. In conjunction with this process, EXCO will explore potential strategic alternatives to maximize value for the benefit of its stakeholders, including the marketing of the Company’s assets, which may result in a sale of certain or substantially all of its assets under Section 363 of the Bankruptcy Code or as part of the plan of reorganization.

EXCO has received a commitment of $250 million in debtor-in-possession (“DIP”) financing from certain of its existing lenders including Fairfax Financial Holdings Limited and its affiliates; Bluescape Resources Company LLC and its affiliates, including Cove Key Management; and JPMorgan Chase Bank, N.A., and certain of its affiliates. The DIP financing, which is subject to court approval, is expected to refinance the Company’s existing Reserve-Based Credit Agreement and support the Company’s day-to-day operations during the restructuring process. The Company intends to pay vendors in full for all goods and services provided after the filing date.

Harold L. Hickey, EXCO’s Chief Executive Officer and President, said, “Like many other companies in our industry, EXCO’s financial position has been negatively impacted by the sustained downturn in commodity prices and uncertainty in the energy market. Despite having taken actions to mitigate the impact of these factors, including renegotiating certain commercial contracts, reducing costs, restructuring our balance sheet and divesting assets, we continue to face increasing liquidity pressures as we navigate the competitive environment. We believe that this financial restructuring process will enable us to strengthen our balance sheet as we continue to operate in the ordinary course of business. With our strong asset base and operational expertise, we remain confident in our ability to deliver value for the benefit of our stakeholders.”

Hickey continued, “I want to express my gratitude to the entire EXCO team for their unwavering dedication and hard work. I am confident our employees will continue to focus on safe and efficient execution of our day-to-day operations. We at EXCO are also grateful for the ongoing support of our service providers, business partners and other stakeholders during the restructuring process.”

In conjunction with the Chapter 11 process, the Company has filed a number of customary motions with the Court seeking court authorization to support its operations, including the payment of employee wages, salaries and benefits. EXCO is also seeking court authorization to continue meeting its obligations to its royalty, working interest and joint interest billing partners as well as certain vendors. The Company expects to receive court approval for these requests shortly.

Additional information is available at www.excoresources.com/restructuring/ and by calling (800) 683-4332. Court filings and other information related to the court-supervised proceedings are available at a website administered by the Company’s claims agent, Epiq Systems, at http://dm.epiq11.com/EXCO.

As previously announced, the Company has retained PJT Partners LP as financial advisor and Alvarez & Marsal North America, LLC as restructuring advisor. The Company continues to retain Kirkland & Ellis LLP as legal advisor.

About EXCO Resources, Inc.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, acquisition, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and the Appalachia region. EXCO’s headquarters are located at 12377 Merit Drive, Suite 1700, Dallas, TX 75251.

Forward-Looking Statements

This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: discussions regarding EXCO’s restructuring, EXCO’s liquidity, sources of capital resources and ability to maintain compliance with debt covenants, continued volatility in the oil and gas markets, the estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.

Contacts

EXCO Resources, Inc.

Tyler Farquharson, 214-368-2084

Vice President, Chief Financial Officer and Treasurer

www.excoresources.com

or

Media Inquiries Only:

Joele Frank, Wilkinson Brimmer Katcher

Michael Freitag / Aura Reinhard / Torrey Leroy

212-355-4449